EXHIBIT 99

                           FORWARD-LOOKING STATEMENTS

     Certain statements in the Company's Annual Report on Form 10-K for 1998 and in other reports issued by the Company are forward- looking and are identified by the use of forward-looking words or phrases such as "intended," "believes," "expects," "estimates", "anticipates," "forecasts," "is expected," and "is anticipated." These forward-looking statements generally relate to the Company's plans, expectations, goals, and projections, and include statements as to the Company's anticipated future earnings, planned investments in new and modified technology and branch locations, as well as Year 2000 computer compliance. These forward-looking statements are subject to numerous assumptions, risks and uncertainties.

     Risks and uncertainties could cause actual future results and investments to differ materially from those contemplated in such forward-looking statements. These risks and uncertainties include, without limitation, the following:

     (a) expected cost savings from the merger on January 4, 1999 (the "Merger") of Elverson National Bank ("Elverson") with and into the Company's banking subsidiary, National Penn Bank ("NPB"), including reductions in interest and non-interest expense, may not be fully realized or realized within the expected time-frame;

     (b) revenues following the Merger may be lower than expected, or deposit attrition, operating costs, customer losses or business disruption following the Merger may be greater than expected;

     (c) costs, difficulties or delays related to the integration of the businesses or systems of NPB and Elverson may be greater or longer than expected;

     (d) costs, difficulties or delays related to start-up activities of the Company on various new business lines or products may be greater or longer than expected;

     (e) general economic or business conditions, either nationally or in the region in which the Company will be doing business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

     (f) loan growth and/or loan margins may be less than expected, due to competitive pressures in the financial services industry, changes in the interest rate environment, or otherwise;

     (g) competitive pressures among banking and non-banking organizations may increase significantly;


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     (h)  costs  of  the  Company's   planned  training   initiatives,   product
development, branch expansion and new technology and operating systems may exceed expectations;

     (i) volatility in the Company's market area due to recent mergers may have unanticipated consequences, such as customer turnover;

     (j) legislation, including comprehensive financial sector reform legislation, may adversely affect the businesses in which the Company is engaged or result in a significantly increased competitive environment in the financial services industry; and

     (k) changes in the regulatory environment, securities markets, general business conditions and inflation may be adverse.

     In addition, as to Year 2000 computer compliance issues, factors that might cause material differences include, without limitation, the following:

     (a) the availability and cost of personnel trained in this area;

     (b) the ability to locate and correct all relevant computer codes;

     (c) uncertainties in the cost of hardware and software;

     (d) inaccurate or incomplete execution of the Company's five- phase Year 2000 Project;

     (e) the adequacy and ability to implement contingency plans;

     (f) ineffective remediation of computer codes;

     (g) whether the Company's borrowers, vendors, customers, and business partners effectively address their own Year 2000 issues;

     (h) adequate resolution of Year 2000 issues by governmental agencies; and

     (i) similar uncertainties.

     These risks and uncertainties are all difficult to predict, and most are beyond the control of the Company's management.

     Readers are cautioned not to place undue reliance on the Company's forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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